Exhibit 99.1

    Advanced Biotherapy Completes Investigational Pilot Clinical
 Trial in Herpes; CEO Comments on Company's Business Development Plan


    WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Oct. 11, 2004--Advanced Biotherapy, Inc. (OTCBB:ADVB), dedicated to pioneering the development and use of therapeutic antibodies, announced that the Company completed a pilot investigational study using antibodies to interferon-gamma in the treatment of patients suffering from Herpes Simplex Virus Type 1 at the Department of Skin and Venereal Diseases, Russian State Medical University, Moscow, Russia.
    Mr. Edmond Buccellato, President and CEO, stated, "Patients with severe, chronic recurring herpes simplex type 1 (a herpes virus that causes cold sores and fever blisters mostly around the mouth) unresponsive to standard treatment were treated topically with antibodies to interferon-gamma. The patients noted rapid reduction of the burning and pain around the lesions. After 2 days, scabs formed which quickly faded by the 5th day. We are very encouraged with the results which warrant further study. The reason we investigated this disease is because it appears that interferon-gamma may be implicated, and because the scientific literature indicates that Th-1 mediated cells, cells that cause inflammation, have been found in the lesions. This may indicate that herpes could have a Th-1 autoimmune component. Our goal is to develop a therapeutic antibody approach to treat Th-1 mediated autoimmune diseases."
    Herpes simplex type 1 is a viral infection of the skin that may occur repeatedly. When the virus is cleared from the skin by the immune system it hides in the nerves and is never completely removed from the body. It is estimated that nine out of ten people worldwide have been exposed to herpes. Herpes simplex begins as a group of small red bumps that blister, preceded by itching and burning of the area. The blisters begin to dry after a few days and form a yellow crust. The crust then falls off and the redness slowly goes away. The process takes approximately 10-14 days. Herpes simplex type 1 is commonly transmitted by kissing or close contact. Herpes can spread from person to person even when an infected individual has no outbreak or symptoms.

    Business Plan

    Mr. Buccellato further commented, "For several years, the Company has implemented its business plan to secure a broad patent portfolio for the use of antibodies, principally to interferon-gamma, for therapeutic treatment of three specific disease areas: 1. Autoimmune skin diseases including psoriasis and alopecia; 2. Patients suffering from corneal transplant and solid organ transplant rejection and, 3. Specific infectious diseases which are -- AIDS patients in virologic failure and now possibly herpes, all very significant markets."
    He concluded, "The Company's business development plan will now principally focus on the following five specific elements: 1. Research and development as well as licensing agreements with selected pharmaceutical companies seeking opportunities related to our patented scientific approaches, 2. Commencement and completion of our FDA approved Phase I clinical trial at Georgetown University Medical Center, 3. Initiation of US clinical trials in a selected autoimmune skin disease and corneal transplant rejection, 4. Evaluation of possible merger, acquisition or sale candidates and, 5. Evaluation of appropriate financing opportunities."

    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy by conducting investigational clinical trials treating patients suffering from AIDS, multiple sclerosis, rheumatoid arthritis, corneal transplant rejection and certain autoimmune skin conditions, including psoriasis, and alopecia, all Th1 mediated autoimmune diseases which appear to have the same proinflammatory Th-1 activity. Advanced Biotherapy is headquartered in Los Angeles with laboratories in Columbia, Maryland. The company has an extensive patent portfolio including five issued patents and over 38 patents pending.

    Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "appears," "may," "goal," "anticipate," "estimate," "expect," "project," "intend," "plan or plans," "believe," "could," or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. There are no assurances that the Company's product candidates will receive regulatory approval. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

Edmond Buccellato, CEO
Advanced Biotherapy, Inc.
6355 Topanga Canyon Blvd., Suite 510
Woodland Hills, CA 91367

Tel. 818-883-6716
Fax 818-883-3353

Email: ed@advancedbiotherapy.com
Website: www.advancedbiotherapy.com


    CONTACT: Advanced Biotherapy, Inc.
             Amy Buccellato, 818-883-6716
             amy@advancedbiotherapy.com